EXHIBIT 99.4

SDI HOLDING, INC.

Condensed Consolidated Balance Sheets

	(Unaudited)	(Unaudited)
	September 30,	September 30,
	2005	2004
Assets
Current assets:
Cash	$4,079	$4,704
Accounts receivable, less allowances of $3,796 and $3,645 at September 30, 2005 and 2004	53,268	39,528
Inventories	52,119	39,037
Rebates receivable	6,569	5,632
Prepaid expenses and other assets	3,075	2,024
Deferred income taxes	3,652	5,194

Total current assets	122,762	96,119

Property and equipment, net	11,114	8,811
Goodwill	37,618	33,090
Deferred loan costs	479	645
Other intangible assets	19,011	17,440

Total assets	$190,984	$156,105

Liabilities and stockholders’ equity
Current liabilities:
Cash overdraft	$8,935	$335
Borrowings under revolving lines of credit	58,984	37,981
Accounts payable	45,312	47,325
Accrued expenses	8,040	5,322
Income taxes payable	446	5,539
Current portions of long-term debt and capital lease obligations	5,633	3,388

Total current liabilities	127,350	99,890

Long-term debt, less current portion	15,585	14,779
Deferred income taxes	5,389	5,045
Capital lease obligations, less current portions	34	55

Commitments and contingencies

Stockholders’ equity:
Common stock	398	346
Additional paid-in capital	39,420	34,284
Warrants outstanding	2,148	2,148
Retained earnings (deficit)	481	(442)
Accumulated other comprehensive income	179	—

Total stockholders’ equity	42,626	36,336

Total liabilities and stockholders’ equity	$190,984	$156,105

The accompanying Notes are an integral part of the Condensed Consolidated Financial Statements.

SDI HOLDING, INC.

Condensed Consolidated Statements of Operations

Unaudited	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands,)	2005	2004	2005	2004

Net sales	$93,927	$74,205	$247,181	$182,465
Cost of goods sold	72,222	55,481	187,126	135,608

Gross profit	21,705	18,724	60,055	46,857
Operating expenses:
Selling, general and administrative expenses	18,950	14,536	53,020	41,568
Investor’s management fees	241	187	587	445

Income from operations	2,514	4,001	6,448	4,844

Other expense:
Interest expense	(1,622)	(1,136)	(4,372)	(3,168)
Gain (loss) on sale of property and equipment	5	7	(7)	18

Income from continuing operations before income taxes	896	2,872	2,069	1,694
Income taxes	336	1,392	833	792

Income from continuing operations	560	1,480	1,236	902

Gain (loss) from discontinued operations, net of tax	—	3	(96)	(215)

Net income	$560	$1,483	$1,140	$687

The accompanying Notes are an integral part of the Condensed Consolidated Financial Statements.

SDI HOLDING, INC.

Condensed Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
	2005	2004
	Unaudited
	(In thousands)

Operating activities:
Net income	$1,140	$687
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	4,990	4,359
Amortization of discount on subordinated notes	277	277
Provision for doubtful accounts	1,323	804
Loss (gain) on disposal of assets	7	(14)
Deferred income taxes	17	(5,429)
Changes in assets and liabilities, net of the effects of businesses acquired:
Accounts receivable	(16,707)	(11,488)
Inventories	(14,273)	(11,438)
Rebates receivable	(1,631)	(2,070)
Prepaid expenses and other assets	(1,020)	1,515
Accounts payable	11,320	18,123
Accrued expenses and other	335	5,282

Net cash provided by (used in) operating activities	(14,222)	608

Investing activities:
Capital expenditures	(3,693)	(1,803)
Proceeds from sale of property and equipment	52	18
Acquisition of businesses, net of cash acquired	(101)	—

Net cash used in investing activities	(3,742)	(1,785)

Financing activities:
Net change in cash overdraft	5,439	(1,371)
Proceeds from sale of stock	88	175
Stock repurchases	—	(152)
Net borrowing on revolving credit facility	17,213	7,756
Increase in deferred loan costs	(150)	—
Principal payments on senior term loan	(2,250)	(2,250)
Payments on senior equipment notes	(469)	(281)
Payments on capital lease obligations	(12)	(14)

Net cash provided by financing activities	19,859	3,863

Net increase in cash	1,895	2,686
Cash at beginning of year	2,184	2,018

Cash at end of period	$4,079	$4,704

The accompanying Notes are an integral part of the Condensed Consolidated Financial Statements

SDI HOLDING, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)

1. Basis of Presentation

SDI Holding, Inc. (the “Company”) prepared the condensed consolidated financial statements following accounting principles generally accepted in the United States (GAAP) for interim financial information and the requirements of the Securities and Exchange Commission (SEC). As permitted under those rules, certain footnotes or other financial information required by GAAP for complete financial statements have been condensed or omitted.

In management’s opinion, the condensed consolidated financial statements include all normal and recurring adjustments that are considered necessary for the fair presentation of our financial position and operating results. The results for the three- and nine-month periods ended September 30, 2005 are not necessarily indicative of the results to be expected for the twelve months ending December 31, 2005.

You should also read the consolidated financial statements and notes included in our audited June 30, 2005 and December 31, 2004 financial statements. The accounting policies used in preparing these financial statements are the same as those described in the footnotes to our June 30, 2005 and annual 2004 financial statements.

2. Stock-Based Compensation

We account for our employee stock options under the intrinsic value method described by Accounting Principles Bulletin No. 25, Accounting for Stock Issued to Employees (APB No. 25). Accordingly, we do not record compensation expense for options issued with an exercise price equal to the stock’s market price on the grant date. If we had accounted for our employee stock options using the fair value method described in Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), our net income (loss) would have been (pro forma) as follows:

Unaudited	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except per share data)	2005	2004	2005	2004

Net income, as reported	$560	$1,483	$1,140	$687

Less: stock-based compensation expense determined under fair value method, net of tax	(54)	(54)	(157)	(155)

Pro forma net income	$506	$1429	$983	$532

3. Comprehensive Income

Comprehensive income consists of net income and other gains and losses affecting stockholders’ equity that, under GAAP, are excluded from net income.  In our case, these consist of changes in the market value of certain interest rate swaps as follows:

Unaudited	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except per share data)	2005	2004	2005	2004

Net income	$560	$1,483	$1,140	$687

Change in market value of interest rate swaps	—	—	39	—

Comprehensive income	$560	$1,483	$1,101	$687

4. Acquisitions

Acquisition of Forest Siding Supply

On December 31, 2004, the Company acquired certain assets and assumed certain liabilities of Forest Siding Supply (“Forest” and the “Forest Acquisition”) for approximately $15.8 million.  Forest operated 14 siding distribution branches in Arkansas, Illinois, Iowa, Kansas, Missouri, Nebraska, Oklahoma and Texas at the time of the acquisition.  The Forest Acquisition was funded through the issuance of $5.1 million of equity, an increase in term debt of $3.3 million and the issuance of a $20 million seller subordinated note payable, with the remaining purchase price drawn on the Company’s revolving line of credit.  Acquisition related costs and fees of approximately $0.6 million are included in the purchase price.

The results of Forest’s operations have been included in the Company’s condensed financial statements since the date of acquisition.

At September 30, 2005, prepaid expenses and other assets include a receivable due from the seller for approximately $0.7 million resulting from the adjustment of the purchase price subsequent to closing.

The following table summarizes the estimated fair values of the Forest assets acquired and liabilities assumed at the date of acquisition (in 000’s):

Cash	$4
Accounts receivable	2,257
Inventories	5,986
Rebates receivable	198
Prepaid expenses and other	697
Property and equipment	1,371
Other intangible assets	4,849
Goodwill	4,336
Accounts payable	(2,517)
Accrued restructuring costs	(740)
Accrued expenses and other	(607)

Purchase price	$15,834

5. Stock Options

During the first nine months of 2005, the Company granted options to purchase 227,000 shares of Common Stock at $1.00 per share on the dates of the grants and we issued 88,400 shares of Common Stock through the exercises of options. As of September 30, 2005, there were outstanding options to purchase 4,111,500 shares of Common Stock.

6. Debt

In March 2005, the Company and its banks amended the terms of the senior loan agreement to increase the maximum borrowings from $60.0 million to $70.0 million, extend the termination date of the agreement by one year to July 31, 2007 and amend certain covenants.  In July 2005, the Company and its banks amended the terms of the senior loan agreement to temporarily increase the maximum borrowings from $70.0 million to $76.0 million, providing the Company’s collateral base is sufficient to cover such additional borrowings.  This temporary increase expired on October 26, 2005.

7. Recent Accounting Pronouncements

In December 2004, the FASB issued Statement No. 123(R), Share-Based Payment (SFAS No. 123(R)). SFAS No. 123(R) replaces SFAS No. 123, supersedes APB No. 25 and amends FASB Statement No. 95, Statement of Cash Flows. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values (i.e., pro forma disclosure is no longer an alternative to financial statement recognition). The provisions of SFAS No. 123(R) must be applied at the beginning of the Company’s year ending December 31, 2006.  The Company is in the process of evaluating the impact of this new pronouncement on its financial statements, however the Company expects the impact of adopting SFAS No. 123(R) to be similar to the amounts disclosed in Note 3.

8. Subsequent Event

On October 14, 2005, 100% of the Company’s outstanding common stock was purchased by a subsidiary of Beacon Roofing Supply, Inc.  The purchase price was approximately $173.6 million (including payoff of the Company’s net debt and transaction expenses at closing), and is subject to a post-closing adjustment for working capital and other items. Based upon the Company’s performance through December 31, 2005, the Company’s stockholders may also qualify for an earn-out payment.